Exhibit 4.2

STARBUCKS CORPORATION

¥85,000,000,000 0.372% SENIOR NOTES DUE 2024

FIRST SUPPLEMENTAL INDENTURE

Dated as of March 17, 2017

To

INDENTURE

Dated as of September 15, 2016

U.S. Bank National Association

as Trustee, Transfer Agent and Registrar

and

Elavon Financial Services DAC, UK Branch

as Paying Agent

TABLE OF CONTENTS

		Page
ARTICLE 1.
DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01	Relationship with Base Indenture	1
Section 1.02	Relationship with Agency Agreement	2
Section 1.03	Definitions	2
Section 1.04	Other Definitions	8
Section 1.05	Amendment to Section 1.01 of the Indenture	8
Section 1.06	Rules of Construction	8
Section 1.07	References	9

ARTICLE 2.
THE NOTES

Section 2.01	Interest	9
Section 2.02	Issuance in Yen	9
Section 2.03	Form and Dating	10
Section 2.04	Transfer and Exchange	11
Section 2.05	Issuance of Additional Notes	15

ARTICLE 3.
TRUSTEE AND PAYING AGENT

Section 3.01	Appointments	15

ARTICLE 4.
REDEMPTION

Section 4.01	Notice of Redemption	16
Section 4.02	Notes Redeemed in Part	16
Section 4.03	Optional Redemption	16
Section 4.04	Redemption for Tax Reasons	16

ARTICLE 5.
PAYMENT OF ADDITIONAL AMOUNTS

Section 5.01	General	17
Section 5.02	No Other Requirements	19
Section 5.03	Definition	19

ARTICLE 6.
PARTICULAR COVENANTS

Section 6.01	Liens	19
Section 6.02	Offer to Purchase Upon Change of Control Triggering Event	21
Section 6.03	Sale and Lease-Back Transactions	22

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TABLE OF CONTENTS

(continued)

ARTICLE 7.
SUCCESSORS

Section 7.01	Merger, Consolidation or Sale of Assets	24

ARTICLE 8.
DEFAULTS AND REMEDIES

Section 8.01	Events of Default	24

ARTICLE 9.
MISCELLANEOUS

Section 9.01	Trust Indenture Act Controls	25
Section 9.02	Governing Law	25
Section 9.03	Successors	26
Section 9.04	Severability	26
Section 9.05	Counterpart Originals	26
Section 9.06	Table of Contents, Headings, Etc	26

EXHIBIT

Exhibit A	FORM OF 2024 NOTE

ii

FIRST SUPPLEMENTAL INDENTURE dated as of March 17, 2017, by and between Starbucks Corporation, a Washington corporation (the “Company”), U.S. Bank National Association, a national banking association organized and existing under the laws of the United States of America, as trustee, transfer agent and registrar (the “Trustee,” the “Transfer Agent” and/or “Security Registrar” ) and Elavon Financial Services DAC, UK Branch as paying agent (the “Paying Agent’).

The Company has heretofore executed and delivered to the Trustee an indenture, dated as of September 15, 2016 (the “Base Indenture”, and together with this First Supplemental Indenture, the “Indenture”), providing for the issuance from time to time of one or more series of the Company’s securities.

The Company has duly determined to appoint the Paying Agent as the paying agent and the Transfer Agent and Security Registrar as the transfer agent and registrar, each under the Agency Agreement, dated as of the date hereof (the “Agency Agreement”) and the Paying Agent and the Transfer Agent and Security Registrar are willing to accept such appointment with respect to the Notes.

The Company desires and has requested the Trustee pursuant to Section 9.01 of the Base Indenture to join with it in the execution and delivery of this First Supplemental Indenture in order to supplement the Base Indenture as, and to the extent set forth herein to provide for the issuance and the terms of the Notes (as defined below).

Section 9.01 of the Base Indenture provides that the Company and the Trustee, without the consent of any holders of the Company’s Securities, may amend or waive certain terms and conditions in the Base Indenture as permitted by Sections 2.01 and 2.02 thereof.

The execution and delivery of this First Supplemental Indenture has been duly authorized by a resolution of the Board of Directors of the Company or a duly authorized committee thereof.

All conditions and requirements necessary to make this First Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.

The Company and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the 0.372% Senior Notes due 2024 (the “Notes”):

ARTICLE 1.

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Relationship with Base Indenture.

The terms and provisions contained in the Base Indenture will constitute, and are hereby expressly made a part of this First Supplemental Indenture and the Company and the Trustee, by their execution and delivery of this First Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any-provision of the Base Indenture conflicts with the express provisions of this First Supplemental Indenture, the provisions of this First Supplemental Indenture will govern and be controlling.

The Trustee accepts the amendment of the Base Indenture effected by this First Supplemental Indenture and agrees to execute the trust created by the Base Indenture as hereby amended, but only upon the terms and conditions set forth in this First Supplemental Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee in the performance of the trust created by the Base Indenture, and without limiting the generality of the foregoing, the Trustee will not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (1) the validity or sufficiency of this First Supplemental Indenture or any of the terms or provisions hereof, (2) the proper authorization hereof by the Company, (3) the due execution hereof by the Company or (4) the consequences (direct or-indirect- and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

Section 1.02 Relationship with Agency Agreement.

The terms of this First Supplemental Indenture are subject to the terms of the Agency Agreement which shall be deemed incorporated herein. In the event of an inconsistency between the terms of the Indenture, this First Supplemental Indenture and the Agency Agreement, the terms of the Agency Agreement shall prevail, except that the rights, benefits, protections, indemnities and immunities of the Trustee shall be governed by the Indenture and this First Supplemental Indenture.

Section 1.03 Definitions. Capitalized terms used herein without definition shall have the respective meanings set forth in the Base Indenture. The following terms have the meanings given to them in this Section 1.03:

“Additional Notes” means any Notes (other than the Initial Notes) issued under this First Supplemental Indenture in accordance with Sections 2.05 hereof, as part of the same series as the Initial Notes.

“Attributable Debt” with regard to a Sale and Lease-Back Transaction with respect to any Principal Property means, at the time of determination, the lesser of (A) the present value of the total net amount of lease payments required to be paid under such lease during the remaining term thereof (after deducting the amount of rent to be received under non-cancellable subleases and including any period for which such lease has been extended), discounted at the greater of (x) the weighted average interest rate per annum borne by the Notes or (y) the interest rate inherent in such lease, in each case, as determined by the Chief Financial Officer, Treasurer or Controller of the Company, compounded semiannually, or (B) the sale price for the Principal Property so sold and leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such Sale and Lease-Back Transaction and the denominator of which is the base term of such lease. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of (i) the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be so terminated) or (ii) the net amount determined assuming no such termination.

For purposes of determining such Attributable Debt, “lease payments” are the aggregate amount of the rent payable by the lessee with respect to the applicable period, after excluding amounts required to be paid on account-of maintenance and repairs, water rates and similar utility charges. If and to the extent the amount of any lease payment during any future period is not definitely determinable under the lease in question, the amount of such, lease-payment will be estimated in such reasonable manner as the Chief Financial Officer, Treasurer or Controller of the Company may in good faith determine.

“Base Indenture” has the meaning set forth in the preamble to this First Supplemental Indenture, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Below Investment Grade Rating Event” means the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of such Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Business Day” means any day, other than a Saturday or Sunday, which is not a day on which banking institutions are authorized or obligated by law or executive order to close in the City of New York, London or Tokyo.

“Capital Stock” means:

(1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person; and

(2) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Change of Control” means the occurrence of one or more of the following events:

(1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture);

(2) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture);

(3) any Person or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or

(4) during any period of 24 consecutive months, a majority of the members of the Board of Directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of such Board of Directors or equivalent governing body on the first day of such period, (ii) whose election or nomination to such Board of Directors or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of such Board of Directors or equivalent governing body or (iii) whose election or nomination to such Board of Directors or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of such Board of Directors or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of such Board of Directors or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board of Directors).

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (i) the Company becomes a wholly owned Subsidiary of a holding company and (ii) the holders of the Voting Stock of such holding company immediately following such transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to such transaction.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Clearstream” means Clearstream Banking, S.A.

“Common Depositary” means any Person acting as the common depositary for Euroclear and Clearstream, which initially shall be Elavon Financial Services DAC.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person’s common stock, and includes, without limitation, all series and classes of such Common Stock.

“Consolidated Net Tangible Assets” means, as of any date on which the Company effects a transaction requiring such Consolidated Net Tangible Assets to be measured hereunder, the aggregate amount of assets (less applicable reserves) after deducting therefrom: (a) all current liabilities, except for current maturities of long-term debt and obligations under capital leases; and (b) intangible assets, to the extent included in said aggregate amount of assets, all as set forth in the Company’s most recent consolidated balance sheet and computed in accordance with GAAP applied on a consistent basis.

“Corporate Trust Office of the Paying Agent” means, initially, the office of Elavon Financial Services DAC, UK Branch located at 125 Old Broad Street, London, EC2N 1AR, United Kingdom.

“Corporate Trust Office of the Registrar and Transfer Agent” means, initially, the office of U.S. Bank National Association at 1420 Fifth Avenue, 7th Floor, Seattle, Washington, 98101 USA.

“Credit Agreement” means the Credit Agreement, dated as of November 6, 2015, among the Company, as borrower, Bank of America, N.A., as administrative agent, swing line lender and L/C issuer, Wells Fargo Bank, N.A. and Citibank, N.A., as co-syndication Agents and L/C issuers, Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., The Bank of Nova Scotia, U.S. Bank National Association and Morgan Stanley MUFG Loan Partners, LLC, as co-documentation agents, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, and Citigroup Global Markets Inc. as joint lead arrangers and joint book managers, and each of the other Lenders a party thereto, including any related letters of credit, notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time by one or more credit facilities, in which case, the credit agreement or similar agreement together with all other documents and instruments related thereto shall constitute the “Credit Agreement” under the Indenture, whether with the same or different agents and lenders.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.04 hereof, substantially in the form of Exhibit A hereto except that such Note will not bear the Global Note Legend.

“Euroclear” means Euroclear Bank SA/NV.

“First Supplemental Indenture” means this First Supplemental Indenture, dated as of the date hereof, by and among the Company, the Trustee, the Paying Agent, the Transfer Agent and the Security Registrar, governing the Notes, as amended, supplemented or otherwise modified from time to time in accordance with the Base Indenture and the terms hereof.

“Funded Debt” means Indebtedness, whether or not contingent, for money borrowed (including all obligations evidenced by bonds, debentures, notes or similar instruments) owed or guaranteed by the Company or any consolidated Subsidiary, and any of the debt which under GAAP would appear as debt on the consolidated balance sheet of the Company.

“Global Note Legend” means the legend set forth in Section 2.04(i), which is required to be placed on all Global Notes issued under this First Supplemental Indenture.

“Global Notes” means, individually and collectively, each of the Global Notes, in the form of Exhibit A hereto issued in accordance with Section 2.03 hereof.

“Holder” means a Person in whose name a Note is registered.

“Indenture” means the Base Indenture, as supplemented by this First Supplemental Indenture, governing the Notes, in each case, as amended, supplemented or restated from time to time.

“Initial Notes” means the first ¥85,000,000,000 aggregate principal amount of Notes issued under this First Supplemental Indenture on the date hereof.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or, in each case, if such Rating Agency ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, the equivalent investment grade credit rating by the replacement agency selected by the Company in accordance with the procedures described below.

“Material Subsidiary” means each Subsidiary of the Company that meets either of the following tests: (a) its assets equal or exceed three percent of total assets of the Company and its Subsidiaries on a consolidated basis, or (b) its revenues equal or exceed three percent of the total revenues of the Company and its Subsidiaries on a consolidated basis; provided that (i) if the Subsidiaries that meet either of the tests in (a) or (b), when combined with revenues generated or assets owned directly by the Company (excluding any assets located or revenues generated at the Subsidiary level), aggregate less than 90% of the total assets or total revenues of the Company and its Subsidiaries on a consolidated basis, the Company shall designate additional Subsidiaries to constitute Material Subsidiaries until such threshold is met, and (ii) once a Subsidiary is deemed a Material Subsidiary, whether by virtue of the tests in (a) or (b) above, or a result of designation pursuant to part (i) of this proviso, such Subsidiary shall continue to constitute a Material Subsidiary throughout the term of the Notes.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Nonrecourse Obligation” means Indebtedness or lease payment obligations related to (i) the acquisition of a Principal Property not previously owned by the Company or any Subsidiary or (ii) the financing of a project involving the development or expansion of any Principal Property owned by the Company or any Subsidiary, as to which the obligee with respect to such Indebtedness or obligation has no recourse to the Company or any Subsidiary or any of the Company’s or its Subsidiaries’ assets other than such Principal Property so acquired, developed or expanded, as applicable.

“Notes” has the meaning assigned to it in the preamble to this First Supplemental Indenture. The Initial Notes and the Additional Notes will be treated as a single class for all purposes under this First Supplemental Indenture, and unless the context otherwise requires, all references to the Notes will include the Initial Notes and any Additional Notes.

“Person” has the meaning set forth in the Indenture and includes a “person” as used in Section 13(d)(3) of the Exchange Act.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Principal Property” means any individual facility or real property, or portion thereof, owned or hereafter acquired by the Company or any Subsidiary and located within the United States of America, which, in the good faith opinion of the Company’s Chief Executive Officer, President, or Chief Financial Officer, is of material importance to the total business conducted by the Company and its Subsidiaries taken as a whole, provided that no such individual facility or property will be deemed of material importance if its gross book value (excluding therefrom any equipment and before deducting accumulated depreciation) is less than 1.0% of the Consolidated Net Tangible Assets of the Company. With respect to any Sale and Lease-Back Transaction or series of related Sale and Lease-Back Transactions, the determination of whether any property is a Principal Property shall be determined by reference to all properties affected by such transaction or series of transactions. As of the date hereof, there are no Principal Properties of the Company.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if any of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization,” as defined in Section 3(a)(62) of the Exchange Act, selected by the Company (as certified by a resolution of its Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“S&P” means S&P Global Ratings, a division of McGraw-Hill Financial, Inc., and its successors.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Company or any Subsidiary of any Principal Property, whether now owned or hereafter acquired, which Principal Property has been or is to be sold or transferred by the Company or such Subsidiary to such Person and which lease is required by GAAP to be capitalized on the balance sheet of such lessee.

“Subsidiary” means any corporation, limited liability company or other similar type of entity in which the Company and/or one or more of its subsidiaries together own voting stock, membership interests or other capital securities having the power to elect a majority of the Board of Directors or similar governing body of such corporation, limited liability company or other similar type of entity, directly or indirectly. For the purposes of this definition, “voting stock” means stock or other capital securities which ordinarily have voting power for the election of directors or similar governing body, whether at all times or only so long as no senior class of stock or other capital securities have such voting power by reason of any contingency.

“U.S. Dollar” or “$” means the lawful currency of the United States of America.

“yen” or “¥” means the lawful currency of Japan.

Section 1.04 Other Definitions.

Term	Defined in Section
“Additional Amounts”	5.01
“Change of Control Date”	6.02
“Change of Control Offer”	6.02
“Change of Control Payment Date”	6.02
“Change of Control Purchase Price”	6.02
“Code”	5.01
“Event of Default”	8.01
“Exchange Date”	2.04
“FATCA”	5.01
“IRS”	5.01
“Market Exchange Rate”	2.02
“Mortgage”	6.01
“Record Date”	2.01
“Payment Business Day”	2.03

Section 1.05 Amendment to Section 1.01 of the Indenture

Solely as it relates to the Notes, the term “Government Securities” defined in Section 1.01 of the Indenture, shall be deleted and replaced with the following: “(x) any security that is (i) a direct obligation of Japan or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of Japan the payment of which is fully and unconditionally guaranteed by Japan or the central bank of Japan, which, in either case (x)(i) or (ii), is not callable or redeemable at the option of the issuer thereof, and (y) certificates, depositary receipts or other instruments which evidence a direct ownership interest in obligations described in clause (x)(i) or (x)(ii) above or in any specific principal or interest payments due in respect thereof.”

Section 1.06 Rules of Construction.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this First Supplemental Indenture and the Company, the Trustee, the Paying Agent, the Transfer Agent and the Registrar, by their execution and delivery of this First Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of the Base Indenture, the provisions of the Note will govern and be controlling, and to the extent any provision of the Note conflicts with the express provisions of this First Supplemental Indenture, the provisions of this First Supplemental Indenture will govern and be controlling.

Section 1.07 References.

References to Registrar in the Indenture will be deemed to refer to the register of Holders of the Notes as prescribed by this First Supplemental Indenture, and the provisions of the Notes and references to the Registrar in the Indenture will be deemed to refer to the Registrar as defined in the Agency Agreement and the Notes.

ARTICLE 2.

THE NOTES

Section 2.01 Interest.

(a) The Notes will bear interest at a fixed rate per year of 0.372%. Interest on the Notes will accrue from March 17, 2017. Interest on the Notes will be payable semiannually in arrears on March 15 and September 15 of each year, beginning on September 15, 2017 to the persons in whose names the Notes are registered as at, if the Notes are in definitive form, the close of business on the immediately preceding March 1 or September 1, as applicable, or, if the Notes are represented by one or more Global Notes, the close of business on the business day (which means, for these purposes, a day on which Euroclear and Clearstream are open for business) immediately preceding the interest payment date (the “Record Date”).

(b) Interest on the Notes will be calculated on the basis of a 360-day year of twelve 30-day months.

Section 2.02 Issuance in Yen.

Initial Holders will be required to pay for the Notes in yen, and all payments of principal of, and premium, if any, and interest on, the Notes, including payments made upon redemption of the Notes, shall be payable in yen. If the Company is unable to obtain yen in amounts sufficient to make a required payment under the Notes due to the imposition of exchange controls or other circumstances beyond the Company’s control, then all payments in respect of the Notes shall be made in U.S. Dollars until the yen is again available to the Company or so used. In such circumstances, the amount payable on any date in yen will be converted to U.S. dollars on the basis of the Market Exchange Rate (as defined below) on the second Business Day before the date that payment is due, or if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate on or before the date that payment is due. Any payment in respect of the Notes so made in U.S. Dollars will not constitute an Event of Default. Neither the Trustee nor the Paying Agent will be responsible for obtaining exchange rates, effecting conversions or otherwise handling redenominations. “Market Exchange Rate” means the noon buying rate in The City of New York for cable transfers of yen as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York. Neither the Trustee nor the Paying Agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

Section 2.03 Form and Dating.

(a) General. Notes shall initially be issued in the form of one or more Global Notes, duly executed by the Company and authenticated by the Trustee, which shall be deposited with the Common Depositary and shall be registered in the name of USB Nominees (UK) Limited, as nominee of Elavon Financial Services DAC, as common depositary for Euroclear and Clearstream. The Notes shall be in substantially the form of Exhibit A attached hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes will be in denominations of ¥100,000,000 with integral multiples of ¥10,000,000 thereof. The Notes and any additional Notes subsequently issued under the Indenture will be treated as a single series or class for all purposes under the Indenture, including, without limitation, waivers, amendments and redemptions, provided that if any such additional Notes are not fungible with the existing Notes for Federal income tax purposes, such additional Notes will have a separate ISIN number.

(b) Book-Entry Provisions. This Section 2.03(b) shall apply only to a Global Note deposited with the Common Depositary. The Company shall execute and the Trustee shall, in accordance with this Section 2.03(b) and pursuant to an order of the Company, authenticate and deliver initially one or more Global Notes that (a) shall be registered in the name of USB Nominees (UK) Limited, as nominee of the Common Depositary for such Global Note or Global Notes and (b) shall be delivered by the Trustee to such Common Depositary.

(c) Payment. The Company will make payments on the Notes in yen at the office of the Trustee (in the limited circumstances specified in the Indenture), the Paying Agent or any paying agent the Company designates. At its option, the Company may make payments of interest by (i) check mailed to the address of the Person entitled thereto as such address shall appear in the register; or (ii) wire transfer as directed by the Holder of any Note, in immediately available funds to an account maintained by the Common Depositary or its nominee with respect to a Global Note, and to the Holder of any Note or its nominee with respect to a Definitive Note; provided further that in the case of a Definitive Note (x) the Holder thereof shall have provided written wiring instructions to the Paying Agent on or before the related Record Date and (y) if appropriate instructions for any such wire transfer are not received by the related Record Date, then such payment shall be made by check mailed to the address of such Holder specified in the Security Register. The Company will make interest payments to the Holder in whose name the Note is registered at the close of business on the Record Date for the interest payment.

Payment of principal in respect of the Notes and payment of accrued interest payable on redemption of the Notes (other than on an interest payment date) will be made to the Persons shown in the Security Register at the close of business on the Record Date, subject to surrender (or in the case of partial payment only, endorsement) of the relevant note, at the specified office of the Paying Agent. Payments of interest due on any interest payment date will be made to the Persons shown in the Security Register at close of business on the Record Date. Payments of all other amounts will be made as provided in the Indenture.

If the principal of or any premium or interest on the Notes is payable on a day that is not a Payment Business Day, the payment will be made on the following Payment Business Day without the accrual of any interest on that payment.

For these purposes “Payment Business Day” means any day that is:

a)	a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealing in foreign exchange and foreign currency deposits) in, in the case of Definitive Notes only, the relevant place of presentation;

b)	in the case of any payment in respect of a Global Note, a day on which Euroclear and/or Clearstream, as the case may be, settle(s) payments in yen.

All payments of any amounts paid to or the order of USB Nominees (UK) Limited as nominee for the Common Depositary for Euroclear and Clearstream shall be valid and, to the extent of the sums so paid, effectual to satisfy and discharge the liability of the Company for the moneys payable on the Notes.

The Company has designated the Paying Agent as its paying agent for payments on Notes. The Company may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

The Trustee or Paying Agent, as applicable, will repay to the Company on the Company’s written request any funds they hold for payments on the Notes that remain unclaimed for two years after the date upon which that payment has become due. After repayment to the Company, Holders entitled to those funds must look only to it for payment.

(e) Definitive Notes. Except as provided in Section 2.04, owners of a beneficial interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Definitive Notes and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Section 2.04 Transfer and Exchange.

(a) Transfer and Exchange of Definitive Notes. When Definitive Notes are presented to the Security Registrar with a request:

(i) to register the transfer of such Definitive Notes; or

(ii) to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations, the Security Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:

(i) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Security Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing; and

(ii) are accompanied by the following additional information and documents, as applicable:

(x) if such Definitive Notes are being delivered to the Security Registrar by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect (in the form set forth on the reverse side of the Note); or

(y) if such Definitive Notes are being transferred to the Company, a certification to that effect (in the form satisfactory to the Trustee).

(b) Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Note. A Definitive Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirement set forth below. Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Security Registrar, together with written instructions directing the Trustee to make an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Notes represented by the Global Note, such instructions to contain information regarding the Common Depositary account to be credited with such increase, then the Trustee shall cancel such Definitive Note and cause the aggregate principal amount of Notes represented by the Global Note to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Global Note equal to the principal amount of the Definitive Note so canceled. If no Global Notes are then outstanding and the Global Note has not been previously exchanged for certificated securities pursuant to this Section 2.04, the Company shall issue and the Trustee shall authenticate, upon receipt of a Company Order, a new Global Note in the appropriate principal amount.

(c) Exchange of Global Notes for Definitive Notes. A Global Note shall be exchanged by the Company for Definitive Notes only if:

(i) an Event of Default has occurred and is continuing; or

(ii) either Euroclear or Clearsteam is closed for business for a continuous period of 14 days or more (other than by reason of holiday, statutory or otherwise) or announces an intention permanently to cease business or does in fact do so and no alternative clearing system satisfactory to the Trustee is available; or

(iii) the Company would suffer a disadvantage as a result of a change in laws or regulations (taxation or otherwise) or as a result of a change in the practice of Euroclear and/or Clearstream which would not be suffered were the Notes in definitive form and a certificate to such effect signed by an authorized signatory of the Company is given to the Trustee.

In the case of (i) or (ii) above, the Holder of a Global Note (acting on behalf of one or more of the accountholders) or the Trustee may give notice to the Company and, in the case of (iii) above, the Company may give notice to the Trustee and the Holders of Notes, of its intention to exchange a Global Note for Definitive Notes on or after the Exchange Date (as defined below).

On or after the Exchange Date the Holder of the Global Note may, or in the case of (iii) above, shall surrender it to or to the order of the Paying Agent. In exchange for the Global Note, the Company shall deliver, or procure the delivery of, an equal aggregate principal amount of Definitive Notes, security printed in accordance with any applicable legal and stock exchange requirements. On exchange of the Global Note, the Company will procure that it is cancelled and, if the Holder so requests, returned to the Holder together with any relevant Definitive Notes.

For these purposes, “Exchange Date” means a day specified in the notice requiring exchange falling not less than 60 days after that on which the notice requiring exchange is given and being a day on which banks are open for general business in London, the place in which the specified office of the Paying Agent is located and, except in the case of exchange pursuant to (ii) above, in the place in which Euroclear and Clearstream are located.

In all cases, Definitive Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Holder of the relevant Global Notes.

Neither the Company nor the Trustee will be liable for any delay by the Holder of the relevant Global Notes in identifying the Holders of beneficial interests in the Global Notes, and each such Person may conclusively rely on, and will be protected in relying on, instructions from Euroclear or Clearstream for all purposes (including with respect to the registration and delivery and the respective principal amounts, of the Definitive Notes to be issued).

(d) Obligations with Respect to Transfers and Exchanges of Notes.

(i) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Definitive Notes and Global Notes at the Company’s request.

(ii) No service charge shall be made for any registration of transfer or exchange of the Notes, but the Company or the Security Registrar may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.11, 3.06 or 9.05 of the Indenture).

(e) Prior to the due presentation for registration of transfer of any Note, the Company, the Trustee, the Paying Agent or the Security Registrar may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, the Trustee, the Paying Agent or the Security Registrar shall be affected by notice to the contrary.

(f) The Company hereby appoints the Security Registrar as Security Registrar for the Notes. Neither the Company nor the Security Registrar shall be required to register the transfer of or exchange Notes of any series (i) during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of Notes of that series selected for redemption under Section 3.02 of the Indenture and ending at the close of business on the day of such mailing, or (ii) so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(g) All Notes issued upon any transfer or exchange pursuant to the terms of this First Supplemental Indenture shall evidence the same debt and shall be entitled to the same benefits under the Indenture as the Notes surrendered upon such transfer or exchange.

(h) No Obligation of the Trustee.

(i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, the Common Depositary or any other Person with respect to the accuracy of the records of the Common Depositary or its nominee, with respect to any ownership interest in the Notes or with respect to the delivery to any beneficial owner or other Person (other than the Common Depositary) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to the Holders (which shall be the Common Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Common Depositary subject to the applicable rules and procedures of the Common Depositary. The Trustee may rely and shall be fully protected in relying upon information furnished by the Common Depositary with respect to any beneficial owners.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this First Supplemental Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this First Supplemental Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(i) Legends. The following legends will appear on the face of all Global Notes issued under this First Supplemental Indenture unless specifically stated otherwise in the applicable provisions of this First Supplemental Indenture.

“THIS SECURITY IS A SECURITY IN A GLOBAL FORM WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF USB NOMINEES (UK) LIMITED, AS NOMINEE OF ELAVON

FINANCIAL SERVICES DAC, AS COMMON DEPOSITARY (THE “COMMON DEPOSITARY”) FOR EUROCLEAR BANK SA/NV (“EUROCLEAR”) AND CLEARSTREAM BANKING S.A. (“CLEARSTREAM”), UNLESS AND UNTIL THIS SECURITY IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE, CERTIFICATED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE COMMON DEPOSITARY TO A NOMINEE THEREOF OR BY A NOMINEE THEREOF TO THE COMMON DEPOSITARY OR ANOTHER NOMINEE OF THE COMMON DEPOSITARY OR BY THE COMMON DEPOSITARY OR A NOMINEE OF THE COMMON DEPOSITARY TO A SUCCESSOR COMMON DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR COMMON DEPOSITARY. THIS GLOBAL SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE NOMINEE OF THE COMMON DEPOSITARY ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS SECURITY (OTHER THAN A TRANSFER OF THIS SECURITY AS A WHOLE AS DESCRIBED ABOVE) MAY BE REGISTERED EXCEPT IN SUCH LIMITED CIRCUMSTANCES.”

Section 2.05 Issuance of Additional Notes.

The Company will be entitled, upon delivery of an Officer’s Certificate and an Opinion of Counsel, to issue Additional Notes under this First Supplemental Indenture which will have identical terms as the Initial Notes issued on the date hereof, other than with respect to the date of issuance, and in some cases, issue price and the first interest payment date. The Initial Notes issued on the date hereof and any Additional Notes issued will be treated as a single class for all purposes under this First Supplemental Indenture.

With respect to any Additional Notes, the Company will set forth in a resolution of its Board of Directors and an Officer’s Certificate, a copy of each which will be delivered to the Trustee, the following information:

(a) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this First Supplemental Indenture; and

(b) the issue price, the issue date and the ISIN and/or CUSIP number of such Additional Notes.

ARTICLE 3.

TRUSTEE AND PAYING AGENT

Section 3.01 Appointments. The Paying Agent for the Notes shall initially be Elavon Financial Services DAC, UK Branch. The Company hereby initially designates the Corporate Trust Office of the Paying Agent as the office to be maintained by it where Notes may be presented for payment and where notices to or demands upon the Company in respect of the Notes or the Indenture may be served. The Security Registrar and Transfer Agent for the Notes shall initially be U.S. Bank National Association and the Company hereby initially designates the Corporate Trust Office of the Security Registrar and Transfer Agent as the office to be maintained by it where Notes may be presented for registration of transfer or exchange. The Company reserves the right at any time to vary or terminate the appointment of the Paying Agent or Security Registrar, to appoint additional or other paying agents or another security registrar and to approve any change in the office through which any paying agent or security registrar acts. In furtherance of such appointment, the Trustee is hereby authorized and directed to execute and deliver the Agency Agreement. The Trustee shall not be liable for any act or omission of the Paying Agent, Security Registrar, Transfer Agent, Common Depositary, Euroclear or Clearstream, Luxembourg. In considering the interests of Holders of the Notes while any relevant Global Notes are held on behalf of Euroclear and Clearstream, the Trustee may give regard to any information provided to it by such clearing systems as to the identity (either individually or by category) of their accountholders and may consider such interests as if such accountholders were Holders of the relevant Global Notes and interests therein.

ARTICLE 4.

REDEMPTION

Section 4.01 Notice of Redemption.

The Company will deliver to the Trustee, at least 45 days prior to the redemption date (or such shorter period as the Trustee in its sole discretion may allow), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in Section 3.03 of the Base Indenture.

Section 4.02 Notes Redeemed in Part.

No Notes of ¥100,000,000 or less can be redeemed in part.

Section 4.03 Optional Redemption.

At any time on and after December 15, 2023 (three months prior to the maturity date of the Notes), some or all of the Notes will be redeemable, at the Company’s option, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest on the Notes being redeemed to the date of redemption.

Notwithstanding the foregoing, installments of interest on Notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered

Section 4.04 Redemption for Tax Reasons. The Company may at their option redeem, in whole, but not in part, the Notes on not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued but unpaid on the Notes to the redemption date if:

a)	the Company has or will become obligated to pay additional amounts with respect to the notes (as described in Article 5 hereunder) as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any political subdivision or taxing authority of or in the United States), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this First Supplemental Indenture; or

b)	on or after the date of the issuance of the notes, any action is taken by a taxing authority of, or any action has been brought in a court of competent jurisdiction in, the United States or any political subdivision of or in the United States or any taxing authority thereof or therein, including any of those actions specified in clause (a) above, whether or not such action was taken or brought with respect to us, or there is any change, amendment, clarification, application or interpretation of such laws, regulations, treaties or rulings, which in any such case, will result in a material probability that the Company would be required to pay additional amounts (as described in Article 5 hereunder) with respect to the Notes (it being understood that such material probability will be deemed to result if the written opinion of independent tax counsel to such effect is delivered to the trustee and the paying agent).

ARTICLE 5.

PAYMENT OF ADDITIONAL AMOUNTS

Section 5.01 General. The Company will, subject to the exceptions and limitations set forth below, pay as additional interest on each series of the Notes such additional amounts (the “Additional Amounts”) as are necessary in order that the net amount of the principal of, and premium, if any, and interest on such Notes received by a beneficial owner who is not a U.S. person (as defined below), after withholding or deduction for any future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay Additional Amounts shall not apply:

a)	any tax, assessment or other governmental charge that would not have been imposed but for (1) the existence of any present or former connection (other than a connection arising solely from the ownership of the notes or the receipt of payments in respect of the notes) between that holder (or the beneficial owner for whose benefit such holder holds such note), or between a fiduciary, settlor, beneficiary of, member or shareholder of, or possessor of a power over, that holder or beneficial owner (if that holder or beneficial owner is an estate, trust, partnership or corporation) and the United States, including that holder or beneficial owner, or that fiduciary, settlor, beneficiary, member, shareholder or possessor, being or having been a citizen or resident or treated as a resident of the United States or being or having been engaged in trade or business or present in the United States or having had a permanent establishment in the United States or (2) the presentation of a note for payment on a date more than 15 days after the later of the date on which that payment becomes due and payable and the date on which payment is duly provided for;

b)	any estate, inheritance, gift, sales, transfer, capital gains, excise, personal property, wealth or similar tax, assessment or other governmental charge;

c)	any tax, assessment or other governmental charge imposed on foreign personal holding company income or by reason of the beneficial owner’s past or present status as a passive foreign investment company, a controlled foreign corporation, a foreign tax exempt organization or a personal holding company with respect to the United States or as a corporation that accumulates earnings to avoid U.S. federal income tax;

d)	any tax, assessment or other governmental charge which is payable otherwise than by withholding or deducting from payment of principal of or premium, if any, or interest on such notes;

e)	any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of and premium, if any, or interest on any note if that payment can be made without withholding by any other paying agent;

f)	any tax, assessment or other governmental charge which would not have been imposed but for the failure of a beneficial owner or any holder of notes to comply with our request or a request of our agent, or any requirement under United States tax law, to satisfy certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of the beneficial owner or any holder of the notes that such beneficial owner or holder is legally able to deliver (including, but not limited to, the requirement to provide Internal Revenue Service (the “IRS”) Forms W-8BEN, W-8BEN-E, Forms W-8ECI, or any subsequent versions thereof or successor thereto, and including, without limitation, any documentation requirement under an applicable income tax treaty);

g)	any tax, assessment or other governmental charge imposed on interest received by (1) a 10% shareholder (as defined in Section 871(h)(3)(B) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the regulations that may be promulgated thereunder) of the Company or (2) a controlled foreign corporation that is related to us within the meaning of Section 864(d)(4) of the Code, or (3) a bank receiving interest described in Section 881(c)(3)(A) of the Code, to the extent such tax, assessment or other governmental charge would not have been imposed but for the beneficial owner’s status as described in clauses (1) through (3) of this paragraph (g);

h)	any taxes, assessments or other governmental charges withheld, deducted or imposed pursuant to European Council Directive 2014/107/EU or any other directive or the taxation of savings income, or any law implementing or complying with, or introduced in order to conform to, such a directive;

i)	any tax, assessment or other governmental charge required to be withheld or deducted under Sections 1471 through 1474 of the Code (or any amended or successor version of such Sections) (“FATCA”), any regulations or other guidance thereunder, or any agreement (including any intergovernmental agreement) entered into in connection therewith, or any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or an intergovernmental agreement in respect of FATCA; or

j)	any combination of items (a), (b), (c), (d), (e), (f), (g), (h) and (i).

Section 5.02 No Other Requirements. The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Notes. Except as specifically provided under this Article 5, the Company shall not be required to make any payment for any tax, duty, assessment or governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

Section 5.03 Definition. As used in this Article 5, the term ‘‘United States’’ means the United States of America, the states of the United States, and the District of Columbia, and the term ‘‘U.S. person’’ means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, or any estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

ARTICLE 6.

PARTICULAR COVENANTS

Section 6.01 Liens.

(a) The Company will not, and will not permit any of its Subsidiaries to, issue, incur, create, assume or guarantee any Funded Debt secured by a mortgage, deed of trust, security interest, pledge, lien, charge or other encumbrance (collectively, a “Mortgage”) upon any Principal Property or upon any shares of stock or Indebtedness of any Subsidiary that owns any Principal Property (whether such Principal Property, shares or Indebtedness are now existing or owed or hereafter created or acquired) without in any such case effectively providing, concurrently with the issuance, incurrence, creation, assumption or guaranty of any such Funded Debt, or the grant of such Mortgage, that the Notes (together with, if the Company shall so determine, any other Indebtedness of or guaranty by the Company or such Subsidiary ranking equally with the Notes) shall be secured equally and-ratably with (or, at the Company’s option, prior to) such Funded Debt; provided that any Mortgage created for the benefit of the Holders of the Notes pursuant to this provision shall provide by its terms that such Mortgage shall be automatically and unconditionally released and discharged upon the release and discharge of the Mortgage that resulted in such provision becoming applicable. The foregoing restriction, however, will not apply to each of the following and therefore the following Mortgages (and the Funded Debt secured thereby), will be excluded from any computation under subsection (b) of this Section 6.01 and Section 6.03(b):

(1) Mortgages on property, shares of stock or Indebtedness or other assets of any Person existing at the time such Person becomes a Subsidiary;

(2) Mortgages on property, shares of stock or Indebtedness or other assets existing at the time of acquisition thereof by the Company or a Subsidiary, or Mortgages thereon to secure the payment of all or any part of the purchase price thereof or the cost of construction, installation, renovation, improvement or development thereon or thereof, or Mortgages on property, shares of stock or Indebtedness or other assets to secure any Indebtedness incurred or guaranteed prior to, at the time of, or within 360.days after, the latest of the acquisition thereof or, in the case of property, the completion of such construction, installation, renovation, improvement or development or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price thereof, such construction, installation, renovation, improvement or development;

(3) Mortgages in favor of the Company or a Subsidiary to secure Funded Debt owing to the Company or to a Subsidiary;

(4) Mortgages existing on the date hereof;

(5) Mortgages on property, shares of stock or Indebtedness or assets of a Person existing at the time such Person is merged into or consolidated with the Company or a Subsidiary or at the time of a sale, lease or other disposition of properties of such Person as an entirety or substantially as an entirety to the Company or a Subsidiary;

(6) Mortgages in favor of the United States of America or any state, territory or possession thereof (or the District of Columbia), or any foreign government, or any department, agency, instrumentality or political subdivision of the United States of America or any state, territory or possession thereof (or the District of Columbia) or any foreign government, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Mortgages (including, but not limited to, Mortgages incurred in connection with pollution control or industrial revenue bonds or similar financing);

(7) Mortgages created in connection with a project financed with, and created to secure, a Nonrecourse Obligation; or

(8) extensions, renewals, refundings, or replacements, in whole or in part, of any Mortgage referred to in the foregoing clauses; provided, however, that (A) the principal amount of Funded Debt secured thereby shall not exceed the principal amount of Funded Debt, plus any premium or fee payable in connection with any such extension, renewal, refunding or replacement, so secured at the time of such extension, renewal, refunding or replacement and (B) such extension, renewal, refunding, or replacement Mortgages will be limited to all or part of the same property, shares of stock or Indebtedness or assets and improvement or development thereon or thereof which secured the Indebtedness so secured at the time of such extension, renewal, refunding or replacement.

(b) Notwithstanding the restrictions set forth in the first sentence of the preceding paragraph, the Company or any Subsidiary may issue, incur, create, assume or guarantee Funded Debt secured by a Mortgage which would otherwise be subject to such restrictions, without equally and ratably securing the .Notes, provided that after giving effect thereto, the aggregate amount of all Funded Debt so secured by Mortgages (not including Funded Debt secured by Mortgages permitted under clauses (1) through (8) of the second sentence of paragraph (a) above) plus the aggregate amount of all Attributable Debt in respect of Sale and Lease-Back Transactions relating to Principal Properties (excluding any Attributable Debt permitted to be incurred pursuant to clauses (1) through (8) of paragraph (a) of Section 4.03 hereof) does not exceed 15 percent of the Company’s Consolidated Net Tangible Assets.

Section 6.02 Offer to Purchase Upon Change of Control Triggering Event.

(a) Upon the occurrence of a Change of Control Triggering Event (the date of such occurrence, the “Change of Control Date”), unless the Company has exercised its right to redeem the Notes pursuant to Section 4.03, each Holder shall have the right to require the Company to .purchase such Holder’s Notes in whole or in part at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment Date”), pursuant to and in accordance with the offer described in this Section 6.02 (the “Change of Control Offer”).

(b) Within 30 days following the Change of Control Date, or at the Company’s option, prior to any Change of Control but after public announcement of the pending Change of Control, the Company shall send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state:

(i) that the Change of Control Offer is being made pursuant to this Section 6.02 and that all Notes validly tendered will be accepted for payment;

(ii) the Change of Control Purchase Price and the Change of Control Payment Date, which shall be a Business Day that is no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law;

(iii) that any Note not tendered will continue to accrue interest;

(iv) that any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date unless the Company shall default in the payment of the Change of Control Purchase Price of the Notes and the only remaining right of the Holder is to receive payment of the Change of Control Purchase Price upon surrender of the Notes to the Paying Agent;

(v) that Holders electing to have a portion of a Note purchased pursuant to a Change of Control Offer may only elect to have such Note purchased in integral multiples of ¥10,000,000;

(vi) that if a Holder elects to have a Note purchased pursuant to the Change of Control Offer it will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the-notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date;

(vii) that a Holder will be entitled to withdraw its election if the Company receives, not later than the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes such Holder delivered for purchase, and a statement that such Holder is withdrawing its election to have such Note purchased; and

(viii) that if Notes are purchased only in part a new Note of the same type will be issued in a principal amount equal to the unpurchased portion of the Notes surrendered.

(c) On or before the Change of Control Payment Date, the Company shall, to the extent lawful, accept for payment, all Notes or portions thereof validly tendered pursuant to the Change of Control Offer, and shall deliver to the Trustee an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 6.02. The Company, the Depositary or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof.

(d) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to an offer hereunder. To the extent the provisions of any securities laws or regulations conflict with the provisions under this Section 6.02, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 6.02 by virtue thereof.

(e) The Company shall not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

Section 6.03 Sale and Lease-Back Transactions.

(a) The Company will not, and will not permit any of its Subsidiaries to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property. The foregoing restriction, however, will not apply to, and therefore there will be excluded from any computation under subsection (b) below and under subsection (b) of Section 6.01, any Sale and Lease-Back Transaction (and any Attributable Debt relating thereto) if:

(1) the Company or a Subsidiary is permitted to create Funded Debt secured by a Mortgage pursuant to any of clauses (1) through (8) inclusive under the second sentence of subsection (a) of Section 6.01 on the Principal Property involved in such Sale and Lease-Back Transaction, in an amount at least equal to the Attributable Debt with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the Notes;

(2) the proceeds of such Sale and Lease-Back Transaction are at least equal to the fair market value of the affected Principal Property (as determined in good faith by the Company’s Chief Executive Officer, President, Chief Financial Officer, Treasurer or Controller) and the Company or a Subsidiary applies an amount equal to the net proceeds of such Sale and Lease-Back Transaction within 360 days thereof to the prepayment or retirement of debt for borrowed money of the Company or a Subsidiary (other than debt that is subordinated to the Notes or debt owed to the Company or a Subsidiary);

(3) the Company or a Subsidiary apply an amount equal to the net proceeds of such Sale and Lease-Back Transaction within 360 days thereof to the purchase, construction, development, expansion or improvement of other property;

(4) such Sale and Lease-Back Transaction involves a lease for a term, including renewals, of not more than three years;

(5) such Sale and Lease-Back Transaction is between the Company and a Subsidiary, or between Subsidiaries;

(6) such Sale and Lease-Back Transaction is executed at the time of, or within 12 months after the latest of the acquisition, the completion of construction or improvement, or the commencement of substantial commercial operation, of the Principal Property covered thereby;

(7) the lease in such Sale and Lease-Back Transaction secures or relates to industrial revenue or pollution control bonds if the Company is permitted to incur a Mortgage in connection with such industrial revenue or pollution control bonds pursuant to clause (6) of the second sentence of subsection (a) of Section 6.01; or

(8) the lease payment in such Sale and Lease-Back Transaction is created in connection with a project financed with, and such obligation constitutes, a Nonrecourse Obligation.

(b) Notwithstanding the restrictions in the first sentence of subsection (a), the Company or any Subsidiary may enter into any Sale and Lease-Back Transaction with respect to any Principal Property which would otherwise be subject to such restrictions, provided that after giving effect thereto, the aggregate amount of all Attributable Debt with respect to all such Sale and Lease-Back Transactions (not including any Attributable Debt permitted to be incurred pursuant to clauses (1) through (8) of subsection (a) above) plus the aggregate amount of all secured Funded Debt incurred pursuant to subsection (a) of Section 6.01 (excluding Funded Debt secured by Mortgages permitted by clauses (1) through (8) of the second sentence of subsection (a) thereunder) does not exceed 15 percent of the Consolidated Net Tangible Assets.

ARTICLE 7.

SUCCESSORS

Section 7.01 Merger, Consolidation or Sale of Assets.

The Company shall not merge or consolidate with any other Person or Persons (whether or not affiliated with the Company) or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property or assets to any other Person or Persons (whether or not affiliated with the Company), unless:

(i) either: (a) the transaction is a merger or consolidation and the Company is the surviving entity; or (b) the successor Person (or the Person which acquires by sale, conveyance, transfer or lease all or substantially all of the Company’s property or assets) is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes, by a supplemental indenture satisfactory to the Trustee, all of the Company’s obligations under the Notes and the Indenture;

(ii) immediately after giving effect to the transaction and treating the Company’s obligations in connection with or as a result of such transaction as having been incurred as of the time of such transaction, no Event of Default (and no event or condition which, after notice or lapse of time or both, would become an Event of Default) shall have occurred and be continuing under the Indenture; and

(iii) an Officer’s Certificate is delivered to the Trustee to the effect that both of the conditions set forth in clauses (i) and (ii) above have been satisfied.

In the event of any of the above transactions, if there is a successor Person as described in clause (i)(b) immediately above, then the successor will expressly assume all of the Company’s obligations under the Indenture and automatically be substituted for the Company in the Indenture and as issuer of the Notes. Further, if the transaction is in the form of a sale or conveyance, after any such transfer (except in the case of a lease), the Company will be discharged from all obligations and covenants under the Indenture and all Notes issued thereunder.

ARTICLE 8.

DEFAULTS AND REMEDIES

Section 8.01 Events of Default.

The Notes shall not have the benefit of the Events of Default set forth in the Base Indenture. Instead, each of the following is an “Event of Default” with respect to the Notes:

(a) the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 90 days;

(b) failure in the payment when due of principal of or premium, if any, on the Notes;

(c) default in the performance or breach of any covenant or warranty of the Company relating to the Notes, which default continues uncured for a period of 90 days after receipt by the Company of written notice given by the Trustee or Holders of such Notes after the Company and the Trustee receive written notice from the Holders of not less than a majority in aggregate principal amount of the Notes outstanding; or

(d) the Company or any Material Subsidiary:

(i) commences a voluntary case in bankruptcy,

(ii) consents to the entry of an order for relief against it in an involuntary bankruptcy case,

(iii) consents to the appointment of a custodian of it or for all or substantially all of its property,

(iv) makes a general assignment for the benefit of its creditors, or

(v) generally is unable to pay its debts as they become due; or

(e) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Company or any Material Subsidiary;

(ii) appoints a custodian of the Company or any Material Subsidiary for all or substantially all of the property of the Company or of such Material Subsidiary, as applicable; or

(iii) orders the liquidation of the Company or any Material Subsidiary;

and the order or decree remains unstayed and in effect for 90 consecutive days.

ARTICLE 9.

MISCELLANEOUS

Section 9.01 Trust Indenture Act Controls.

If any provision of this First Supplemental Indenture limits, qualifies or conflicts with the duties imposed by TIA Section 318(c), the imposed duties will control.

Section 9.02 Governing Law.

THE INTERNAL LAWS OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS FIRST SUPPLEMENTAL INDENTURE AND THE NOTES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 9.03 Successors.

All agreements of the Company in this First Supplemental Indenture and the Notes will bind its successors. All agreements of the Trustee in this First Supplemental Indenture will bind its successors.

Section 9.04 Severability.

In case any provision in this First Supplemental Indenture or in the Notes will be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 9.05 Counterpart Originals.

The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy will be an original, but all of them together represent the same agreement.

Section 9.06 Table of Contents, Headings, Etc.

The Table of Contents and Headings of the Articles and Sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this First Supplemental Indenture and will in no way modify or restrict any of the terms or provisions hereof.

[Signatures on following page]

Dated: March 17, 2017

STARBUCKS CORPORATION

By:	/s/ Drew Wolff
Name: Title:	Drew Wolff vice president, treasurer

Signature Page to First Supplemental Indenture

Dated: March 17, 2017

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Thomas Zrust
Name:	Thomas Zrust
Title:	Vice President

ELAVON FINANCIAL SERVICES DAC, UK Branch, as Paying Agent

By:	/s/ Chris Hobbs
Name:	Chris Hobbs
Title:	Authorized Signatory

U.S. BANK NATIONAL ASSOCIATION, as Transfer Agent and Security Registrar

By:	/s/ Chris Yates
Name:	Chris Yates
Title:	Authorized Signatory

Signature Page to First Supplemental Indenture

EXHIBIT A

(Face of Note)

[Insert the Global Note Legend, if applicable, pursuant to the provisions of the First Supplemental Indenture]

ISIN: XS1580340260

0.372% Senior Notes due 2024

No.	¥

STARBUCKS CORPORATION

promises to pay USB Nominees (UK) Limited, as nominee of Elavon Financial Services DAC, as common depositary (the “Common Depositary”) for Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking S.A. (“Clearstream, Luxembourg”), or registered assigns, the principal sum of             Yen on March 15, 2024

Interest Payment Dates: March 15 and September 15

Record Dates: March 1 and September 1

Dated: March 17¸ 2017

STARBUCKS CORPORATION

By:
Name:
Title:

Date: March 17, 2017

This is one of the Global

Notes referred to in the

within-mentioned First Supplemental Indenture:

Dated: March 17, 2017

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

(Reverse of Note)

0.372% Senior Notes due 2024

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. INTEREST. Starbucks Corporation, a Washington corporation (the “Company”), promises to pay interest on the principal amount of this Note at 0.372% per annum from the date hereof until maturity. The Company will pay interest semiannually on March 15 and September 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest will accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date will be September 15, 2017. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2. METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of the Notes at the close of business on the March 1 or September 1 preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.13 of the Base Indenture with respect to defaulted interest. Principal, premium, if any, and interest on the Notes will be payable at the office of the Paying Agent in London, United Kingdom. At the option of the Company, payment of interest may be made by (i) check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of the Notes; or (ii) wire transfer as directed by the Holder of the Notes, in immediately available funds to an account maintained by the Common Depositary or its nominee with respect the Notes. Such payment will be in such coin or currency of Japan as at the time of payment is legal tender for payment of public and private debts.

3. PAYING AGENT, TRANSFER AGENT AND REGISTRAR. Initially, U.S. Bank National Association, the Trustee under the Indenture, will act as Transfer Agent and Registrar. Elavon Financial Services DAC will act as Paying Agent. The Company may change any Transfer Agent, Registrar or Paying Agent without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4. INDENTURE. This Note is one of a duly authenticated series of securities of the Company issued and to be issued in one or more series under an indenture (the “Base Indenture”), dated as of September 15, 2016 between the Company and the Trustee, as amended by the First Supplemental Indenture (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), dated as of March 17, 2017, between the Company, the Trustee, the Paying Agent and the Transfer Agent and Registrar. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code Sections.77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Base Indenture, the provisions of the Note will govern and be controlling, and to the extent any provision of the Note conflicts with the First Supplemental Indenture, the provisions of the First Supplemental Indenture will govern and be controlling, and to the extent any provision of the Base Indenture conflicts with the express provisions of the First Supplemental Indenture, the provisions of the First Supplemental Indenture will govern and be controlling. The Company will be entitled to issue Additional Notes pursuant to Section 2.05 of the First Supplemental Indenture.

5. OPTIONAL REDEMPTION.

At any time on and after December 15, 2023 (three months prior to the maturity date of the Notes), some or all of the Notes will be redeemable, at the Company’s option, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest on the Notes being redeemed to the date of redemption.

Notwithstanding the foregoing, installments of interest on Notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered

6. MANDATORY REDEMPTION. Except as set forth in paragraph 7, the Company shall not be required to make mandatory redemption payments with respect to the Notes.

7. REPURCHASE AT OPTION OF HOLDER.

Upon the occurrence of a Change of Control Triggering Event, the Company will be required to offer to purchase all of the outstanding Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

8. NOTICE OF REDEMPTION. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. No Notes of a principal amount of ¥100,000,000 or less shall be redeemed in part.

9. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of ¥100,000,000 and integral multiples of ¥10,000,000. The Notes may be transferred or exchanged as provided in the First Supplemental Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the First Supplemental Indenture. The Company need not exchange or transfer any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

10. PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

11. AMENDMENT, SUPPLEMENT AND WAIVER. The Base Indenture may be amended as provided therein. Subject to certain exceptions, the First Supplemental Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, voting as a single class, and compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, voting as a single class. Without the consent of any Holder of a Note, the First Supplemental Indenture or the Notes may be amended or supplemented (i) to cure any ambiguity, defect or inconsistency; (ii) to provide for uncertificated Notes in addition to or in place of certificated Notes; (iii) to provide for the assumption of the Company’s obligations to Holders of the Notes in case of a merger or consolidation or sale of all or substantially all of the Company’s assets; (iv) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the First Supplemental Indenture of any such Holder; (v) to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; (vi) to provide for the issuance of Additional Notes in accordance with the First Supplemental Indenture; or (vii).to evidence and provide for the acceptance of appointment by a successor: trustee with respect to the Notes.

12. DEFAULTS AND REMEDIES. An “EVENT OF DEFAULT” occurs if: (i) default for a period of 90 days in the payment when due of interest on the Notes; (ii) default in the payment when due of principal of or premium, if any, on the Notes; (iii) the Company fails for 90 days after receipt of notice to the Company to comply with any covenant or warranty of the Company in the Indenture; or (iv) certain events of bankruptcy or insolvency occur with respect to the Company or any Material Subsidiary.

If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company or any Material Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, premium or interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required no later than five days after becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default.

13. TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

14. NO RECOURSE AGAINST OTHERS. A director, officer, employee, incorporator or stockholder, of the Company, as such, will not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

15. AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

16. ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

The Company will furnish to any Holder upon written request and without charge a copy of the Base Indenture and the First Supplemental Indenture. Requests may be made to:

Starbucks Corporation

2401 Utah Avenue South

Seattle, Washington 98134

Facsimile No.: (206) 318-1045

Attention: General Counsel

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

        (Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                              to transfer this Note on the books of the Company: The agent may substitute another to act for him.

Date:

Your Signature:
(sign exactly as your name appears
on the face of this senior note)

Tax Identification No.:

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Company pursuant to Section 6.02 of the First Supplemental Indenture, check the box below:

☐	Section 6.02

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 6.02 of the Supplemental Indenture, state the amount you elect to have purchased: ¥

Date:

Your Signature:
(sign exactly as your name appears
on the face of this senior note)

Tax Identification No.:

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.